Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2025 Results;
Issues Full-Year 2026 Guidance

•Revenue of $4,364 million for the fourth quarter, $16,310 million for the full year
•GAAP Net Income of $514 million for the fourth quarter, $1,360 million for the full year
•Adjusted EBITDA of $1,046 million for the fourth quarter, $3,788 million for the full year
•GAAP Diluted Earnings per Share of $2.99 for the fourth quarter, $7.84 for the full year
•Adjusted Diluted Earnings per Share of $3.42 for the fourth quarter, $11.92 for the full year
•R&D Solutions quarterly bookings of over $2.7 billion, representing a book-to-bill ratio of 1.18x
•R&D Solutions contracted backlog of $32.7 billion, up 5.3% year-over-year
•R&D Solutions Revenue of $2,333 million for the fourth quarter, up 9.9% year-over-year, $8,896 million for the full year, up 4.3% year-over-year
•TAS Revenue of $1,821 million for the fourth quarter, up 9.8% year-over-year, $6,626 million for the full year, up 7.6% year-over-year
•Operating Cash Flow of $735 million, bringing full-year Operating Cash Flow to $2,654 million
•Free Cash Flow of $561 million, bringing full-year Free Cash Flow to $2,051 million, representing 99% of Adjusted Net Income
•Full-year 2026 Revenue guidance of $17,150 million to $17,350 million, Adjusted EBITDA of $3,975 million to $4,025 million and Adjusted Diluted Earnings per Share of $12.55 to $12.85

RESEARCH TRIANGLE PARK, N.C. – February 5, 2026 – IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries, today reported financial results for the quarter ended December 31, 2025.

"IQVIA closed 2025 with strong performance across all segments," said Ari Bousbib, chairman and CEO of IQVIA. "We delivered near double digit revenue and EPS growth, and the strongest quarter of the year in R&DS net bookings. In a challenging environment, IQVIA’s expanded go-to-market strategy, operational discipline, and investments in AI innovations led to clear differentiation and strong topline growth for both the commercial business and the clinical business in the quarter and for the year. This momentum positions us well for 2026 and beyond."

Fourth-Quarter 2025 Operating Results
Revenue for the fourth quarter of $4,364 million increased 10.3% on a reported basis and 8.1% at constant currency, compared to the fourth quarter of 2024. Technology & Analytics Solutions (TAS) revenue of $1,821 million grew 9.8% on a reported basis and 7.1% at constant currency. Research & Development Solutions (R&DS) revenue of $2,333 million grew 9.9% on a reported basis and 8.2% at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 4.9% year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $210 million grew 18.6% on a reported basis and 15.3% at constant currency.

As of December 31, 2025, R&DS contracted backlog, including reimbursed expenses, was $32.7 billion, growing 5.3% year-over-year and 3.7% at constant currency. The company expects approximately $8.3 billion of this backlog to convert to revenue in the next twelve months. The fourth-quarter book-to-bill ratio was 1.18x, resulting in a trailing-twelve-month book-to-bill ratio of 1.12x.

Fourth-quarter GAAP Net Income was $514 million, up 17.6% year-over-year, and GAAP Diluted Earnings per Share was $2.99, up 23.6% year-over-year. Adjusted Net Income was $588 million, up 4.3% year-over-year, and Adjusted Diluted Earnings per Share was $3.42, up 9.6% year-over-year. Adjusted EBITDA was $1,046 million, increasing 5.0% year-over-year.

Full-Year 2025 Operating Results
Revenue of $16,310 million for the full year of 2025 grew 5.9% on a reported basis and 4.8% at constant currency, compared to 2024. TAS revenue was $6,626 million, up 7.6% on a reported basis and 6.2% at constant currency. R&DS revenue was $8,896 million, up 4.3% on a reported basis and 3.5% at constant currency. CSMS revenue was $788 million, up 9.7% on a reported basis and 8.2% at constant currency.

For the full year of 2025, GAAP Net Income was $1,360 million, down 0.9% year-over-year, and GAAP Diluted Earnings per Share was $7.84, up 4.7% year-over-year. Adjusted Net Income was $2,068 million, increasing 1.3% year-over-year, and Adjusted Diluted Earnings per Share was $11.92, up 7.1% year-over-year. Adjusted EBITDA for the full year of 2025 was $3,788 million, up 2.8% year-over-year.

Financial Position
As of December 31, 2025, cash and cash equivalents were $1,980 million and debt was $15,724 million, resulting in net debt of $13,744 million, and IQVIA’s Net Leverage Ratio was 3.63x trailing twelve-month Adjusted EBITDA. For the fourth quarter of 2025, Operating Cash Flow was $735 million and Free Cash Flow was $561 million. For the full year of 2025, Operating Cash Flow was $2,654 million and Free Cash Flow was $2,051 million, representing 99% of Adjusted Net Income.

Share Repurchase
During the fourth quarter of 2025, the company repurchased $212 million of its common stock, resulting in full-year share repurchases of $1,244 million. IQVIA had $1,769 million of share repurchase authorization remaining as of December 31, 2025.

Full-Year 2026 Guidance
For the full year of 2026, the company expects revenue to be between $17,150 million to $17,350 million. This revenue guidance assumes about 150 basis points of contribution from acquisitions and approximately 100 basis points tailwind from foreign exchange.

The company expects Adjusted EBITDA to be between $3,975 million and $4,025 million, and Adjusted Diluted Earnings per Share to be between $12.55 and $12.85. This guidance includes a step up in interest expense of approximately $80 million from annualization of financing activities completed during 2025 and expected refinancing to be completed in 2026.

All financial guidance assumes foreign currency exchange rates as of February 4, 2026 remain in effect for the forecast period.

Segment Reporting
Effective January 1, 2026, the CSMS segment, which has become more closely related operationally to the TAS commercial offerings, and represents $788 million in 2025 revenue, is incorporated into the TAS segment, which is renamed Commercial Solutions. Additionally, Real-World Late Phase and certain other Real-World offerings that have become more closely related operationally to the clinical research business, representing $674 million in 2025 revenue, are moved from TAS to the R&DS segment. This new segment reporting aligns with industry evolution and the company's updated operating model, and has a negligible impact on segment revenue growth rates. The company will reflect the recast of segment information on this basis beginning with the company’s Form 10-Q for the three months ended March 31, 2026. In the interim, to assist investors with historical analysis, the company is providing a recast of 2025 and 2024 segment revenue on the new basis in Table 8 below.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2025 results, first-quarter and full-year 2026 guidance, and the changes to its segment reporting. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high-quality health data, Healthcare-grade AI®, advanced analytics, the latest technologies and extensive domain expertise. IQVIA is committed to using AI responsibly, ensuring that its AI-powered capabilities are grounded in privacy, regulatory compliance, and patient safety. With approximately 93,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2026 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics, and the public health policy response to any outbreak, and international conflicts or other disruptions outside of our control; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or future changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the number or scope of indications for medicines and treatments or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to the enactment of legislation or the imposition of regulations or other restrictions or actions by governments that create business uncertainty and have the potential to limit trade; changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions, inflation, and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. In addition, we may not achieve the expected benefits of our reorganized business segment structure. For a further discussion of the risks relating to our business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
This release includes information based on financial measures that are not recognized under generally accepted accounting principles in the United States ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Gross Leverage Ratio, Net Leverage Ratio and Free Cash Flow. Non-GAAP financial measures are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements, trademarks and trade names from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

The non-GAAP financial measures are not presented in accordance with GAAP. Please refer to the schedules attached to this release for reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures. Our full-year 2026 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. For the same reasons, the company is unable to address the probable significance of the unavailable information. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

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Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024
Revenues	$4,364	$3,958	$16,310	$15,405
Cost of revenues, exclusive of depreciation and amortization	2,928	2,580	10,880	10,030
Selling, general and administrative expenses	468	453	1,999	1,992
Depreciation and amortization	317	303	1,144	1,114
Restructuring costs	24	(4)	105	67
Income from operations	627	626	2,182	2,202
Interest income	(11)	(11)	(45)	(47)
Interest expense	193	171	729	670
Loss on extinguishment of debt	2	—	6	—
Other income, net	(94)	(78)	(99)	(90)
Income before income taxes and equity in earnings of unconsolidated affiliates	537	544	1,591	1,669
Income tax expense	59	112	252	301
Income before equity in earnings of unconsolidated affiliates	478	432	1,339	1,368
Equity in earnings of unconsolidated affiliates	36	5	22	5
Net income	514	437	1,361	1,373
Net income attributable to noncontrolling interests	—	—	(1)	—
Net income attributable to IQVIA Holdings Inc.	$514	$437	$1,360	$1,373
Earnings per share attributable to common stockholders:
Basic	$3.02	$2.44	$7.91	$7.57
Diluted	$2.99	$2.42	$7.84	$7.49
Weighted average common shares outstanding:
Basic	170.0	178.9	171.9	181.3
Diluted	171.9	180.8	173.5	183.4

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

	December 31,
(in millions, except per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,980	$1,702
Trade accounts receivable and unbilled services, net	3,400	3,204
Prepaid expenses	162	154
Income taxes receivable	27	36
Investments in debt, equity and other securities	161	141
Other current assets and receivables	519	592
Total current assets	6,249	5,829
Property and equipment, net	533	535
Operating lease right-of-use assets	290	238
Investments in debt, equity and other securities	108	108
Investments in unconsolidated affiliates	324	266
Goodwill	16,616	14,710
Other identifiable intangibles, net	4,962	4,499
Deferred income taxes	357	194
Deposits and other assets, net	505	520
Total assets	$29,944	$26,899
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,751	$3,684
Unearned income	2,118	1,779
Income taxes payable	140	156
Current portion of long-term debt	1,840	1,145
Other current liabilities	489	193
Total current liabilities	8,338	6,957
Long-term debt, less current portion	13,884	12,838
Deferred income taxes	179	196
Operating lease liabilities	225	173
Other liabilities	688	668
Total liabilities	23,314	20,832
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized as of December 31, 2025 and 2024, $0.01 par value, 259.1 shares issued and 169.6 shares outstanding as of December 31, 2025; 258.2 shares issued and 176.1 shares outstanding as of December 31, 2024	11,378	11,143
Retained earnings	7,425	6,065
Treasury stock, at cost, 89.5 and 82.1 shares as of December 31, 2025 and 2024, respectively	(11,357)	(10,103)
Accumulated other comprehensive loss	(943)	(1,038)
Equity attributable to IQVIA Holdings Inc.’s stockholders	6,503	6,067
Noncontrolling interests	127	—
Total stockholders’ equity	6,630	6,067
Total liabilities and stockholders’ equity	$29,944	$26,899

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year Ended December 31,
(in millions)	2025	2024
Operating activities:
Net income	$1,361	$1,373
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,144	1,114
Amortization of debt issuance costs and discount	23	21
Stock-based compensation	247	206
Earnings from unconsolidated affiliates	(22)	(5)
Gain on investments, net	(44)	(22)
Benefit from deferred income taxes	(180)	(129)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	60	182
Prepaid expenses and other assets	84	7
Accounts payable and accrued expenses	(96)	115
Unearned income	242	9
Income taxes payable and other liabilities	(165)	(155)
Net cash provided by operating activities	2,654	2,716
Investing activities:
Acquisition of property, equipment and software	(603)	(602)
Acquisition of businesses, net of cash acquired	(1,714)	(735)
Sales of marketable securities, net	2	—
Investments in unconsolidated affiliates, net of payments received	(44)	(132)
Investments in debt and equity securities	(20)	(2)
Proceeds from sale of property, equipment and software	75	25
Other	(1)	2
Net cash used in investing activities	(2,305)	(1,444)
Financing activities:
Proceeds from issuance of debt	6,465	—
Payment of debt issuance costs	(42)	(1)
Repayment of debt and principal payments on finance leases	(5,193)	(172)
Proceeds from revolving credit facility	3,375	1,685
Repayment of revolving credit facility	(3,400)	(960)
Payments related to employee stock incentive plans, net	(67)	(64)
Repurchase of common stock	(1,244)	(1,350)
Contingent consideration and deferred purchase price payments	(33)	(16)
Other	(11)	—
Net cash used in financing activities	(150)	(878)
Effect of foreign currency exchange rate changes on cash	79	(68)
Increase in cash and cash equivalents	278	326
Cash and cash equivalents at beginning of period	1,702	1,376
Cash and cash equivalents at end of period	$1,980	$1,702

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2025	2024	2025	2024
Net Income Attributable to IQVIA Holdings Inc.	$514	$437	$1,360	$1,373
Provision for income taxes	59	112	252	301
Depreciation and amortization	317	303	1,144	1,114
Interest expense, net	182	160	684	623
Income in unconsolidated affiliates	(36)	(5)	(22)	(5)
Income from noncontrolling interests	—	—	1	—
Stock-based compensation	60	48	247	206
Other income, net (1)	(86)	(74)	(63)	(63)
Loss on extinguishment of debt	2	—	6	—
Restructuring and related expenses (2)	33	7	147	106
Acquisition related expenses	1	8	32	29
Adjusted EBITDA	$1,046	$996	$3,788	$3,684

(1)     Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(2)     Reflects restructuring costs as well as accelerated expenses related to lease exits.

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024
Net Income Attributable to IQVIA Holdings Inc.	$514	$437	$1,360	$1,373
Provision for income taxes	59	112	252	301
Purchase accounting amortization (1)	149	138	543	539
Income in unconsolidated affiliates	(36)	(5)	(22)	(5)
Income from noncontrolling interests	—	—	1	—
Stock-based compensation	60	48	247	206
Other income, net (2)	(86)	(74)	(63)	(63)
Loss on extinguishment of debt	2	—	6	—
Restructuring and related expenses (3)	52	25	166	124
Acquisition related expenses	1	8	32	29
Adjusted Pre Tax Income	$715	$689	$2,522	$2,504
Adjusted tax expense	(127)	(125)	(453)	(462)
Income from noncontrolling interests	—	—	(1)	—
Adjusted Net Income	$588	$564	$2,068	$2,042

Adjusted earnings per share attributable to common stockholders:
Basic	$3.46	$3.15	$12.03	$11.26
Diluted	$3.42	$3.12	$11.92	$11.13
Weighted average common shares outstanding:
Basic	170.0	178.9	171.9	181.3
Diluted	171.9	180.8	173.5	183.4

(1)    Reflects all the amortization of acquired intangible assets.
(2)    Reflects certain non-operating income items, revaluations of contingent consideration and certain non-recurring expenses.
(3)    Reflects restructuring costs as well as accelerated expenses related to lease exits and asset abandonments.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION
(preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2025	2024	2025	2024
Net Cash provided by Operating Activities	$735	$885	$2,654	$2,716
Acquisition of property, equipment and software	(174)	(164)	(603)	(602)
Free Cash Flow	$561	$721	$2,051	$2,114

Table 7
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF DECEMBER 31, 2025
(preliminary and unaudited)

(in millions)
Gross Debt, net of Unamortized Discount and Debt Issuance Costs, as of December 31, 2025	$15,724
Net Debt as of December 31, 2025	$13,744
Adjusted EBITDA for the twelve months ended December 31, 2025	$3,788
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.15x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.63x

Table 8
IQVIA HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SEGMENT DATA RECAST FOR NEW SEGMENTS
(preliminary and unaudited)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
(in millions)	2025	2025	2025	2025	2025
Revenues
Commercial Solutions	$1,572	$1,651	$1,673	$1,844	$6,740
Research & Development Solutions	2,257	2,366	2,427	2,520	9,570
Total revenues	$3,829	$4,017	$4,100	$4,364	$16,310

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
(in millions)	2024	2024	2024	2024	2024
Revenues
Commercial Solutions	$1,494	$1,507	$1,571	$1,662	$6,234
Research & Development Solutions	2,243	2,307	2,325	2,296	9,171
Total revenues	$3,737	$3,814	$3,896	$3,958	$15,405

Contacts:

Kerri Joseph, IQVIA Investor Relations (kerri.joseph@iqvia.com)
+1.973.541.3558